[Form of letter to employees]



January 4/5, 1996



Dear Colleague:

Over the weekend, Bennett LeBow and Carl Icahn began mailing materials to RJR Nabisco shareholders soliciting their consents for an immediate spin-off of Nabisco, which our company's board believes would undermine -- not increase -- share value.

In a few days, the company will be mailing its own materials on this matter.

In the meantime, if you own shares in the company, we advise you NOT to sign or return any of the BLUE consent cards sent to you by the LeBow/Icahn group or its agents, including Brooke Group.

If you have already sent in the BLUE card -- with the "DOES NOT CONSENT" box checked off -- you can still return the company's YELLOW card when you receive the RJR Nabisco materials.

Sincerely,


Charles A. Blixt/John F. Manfredi



In connection with the interoffice memorandum distributed today, the Securities and Exchange Commission requires RJR Nabisco to provide the following additional information:

RJR Nabisco Holdings Corp. will be soliciting revocations of consents to the proposals of Brooke Group, Ltd. The following individuals may be deemed to be participants in the solicitation of revocations of consents by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John L. Clendenin; Steven F. Goldstone; H. John Greeniaus; Ray J. Groves; Charles M. Harper; James W. Johnston; John G. Medlin, Jr.; Robert S. Roath; Rozanne L. Ridgway; and Huntley R. Whitacre. As of December 6, 1995, Mr. Chain is the beneficial owner of 8,393 shares of the company's common stock; Mr. Chambers is the beneficial owner of 6,393 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 6,846 shares of the company's common stock; Mr. Goldstone is the beneficial owner of 16,529 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,000 shares of the company's common stock; Mr. Harper is the beneficial owner of 524,882 shares of the company's common stock; Mr. Johnston is the beneficial owner of 114,381 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,259 shares of the company's common stock; Mr. Roath is the beneficial owner of 44,205 shares of the company's common stock; Mr. Ridgway is the beneficial owner of 6,393 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 27,891 shares of the company's common stock.